Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Eton Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan	457	(h)	3,686,775	(3)	$3.89	$14,341,554.75	0.00011020	$1,580.44
Equity	Common Stock, par value $0.001 per share, Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan	457	(h)	600,000	(4)	$3.89	$2,334,000	0.00011020	$257.21
Total Offering Amounts							$16,675,557.75	—	$1,837.65
Total Fees Previously Paid							—	—	—
Total Fee Offsets							—	—	—
Net Fee Due							—	—	$1,837.65

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) or the Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $3.89 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on March 17, 2023, a date within five business days prior to the filing of this Registration Statement.
(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2019 through January 1, 2028, the number of shares added each year is equal to the lesser of: (a) 4% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s Board of Directors (the “Board”) for the applicable year.
(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2019 through January 1, 2027, the number of shares of Common Stock added each year is equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 150,000 shares; or (c) a lesser number of shares of Common Stock as is determined by the Board that is less than (a) and (b).